Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES EARNINGS

Harrison, Arkansas – July 24, 2008 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation’s net income amounted to $1.0 million or $0.21 basic and diluted earnings per share during the second quarter of 2008 compared to net income of $1.5 million or $0.32 basic and diluted earnings per share during the second quarter of 2007. Earnings for the six months ended June 30, 2008 amounted to $2.1 million or $0.43 basic and diluted earnings per share compared to earnings of $1.7 million or $0.35 basic and diluted earnings per share for the same period ended June 30, 2007. Book value or stockholders’ equity per share at June 30, 2008, was $15.32.

Larry J. Brandt, CEO for the Corporation said, “We are pleased to report another profitable quarter for the second quarter of 2008 with net income of $1 million.  During the quarter, we recorded provisions for loan losses of $1 million and improved our net interest margin compared with the first quarter with the reduction in our cost of deposits.  The downturn in the housing market continues to have a significant impact on our performance and the economy in northwest Arkansas.  However, we continue to exceed all capital requirements mandated by our banking regulators and have not invested in any high risk securities which have been a source of significant concern or losses for most financial institutions that invested in these financial instruments.  First Federal Bank continues to remain profitable, is deemed well-capitalized, and has qualified leadership to guide us through this economic downturn.”

“First Federal Bank was also recognized in June as the “Arkansas Employer of the Year” for 2007-2008 by the Arkansas Business and Profession Women.  This is the third time the Bank has received this coveted award.”

Total assets at June 30, 2008 amounted to $820.5 million, total liabilities were $746.2 million and stockholders’ equity totaled $74.3 million or 9.1% of total assets. This compares with total assets of $792.0 million, total liabilities of $718.3 million and stockholders’ equity of $73.7 million or 9.3% of total assets at December 31, 2007. At June 30, 2008 compared to December 31, 2007, cash and cash equivalents increased $15.0 million or 54.7%, investment securities held to maturity increased $32.3 million or 33.8%, and real estate owned (“REO”) increased $12.3 million, or 151.6%. Net loans receivable decreased by $31.1 million, or 5.2%, primarily due to repayments, maturities and transfers to REO as well as a decrease in loan originations. The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the inability of certain builders and developers to service their debt. A prolonged downturn in our local economy may result in continued migration of nonperforming loans to real estate owned. The $27.9 million or 3.9% increase in total liabilities was primarily due to an increase of $7.7 million or 1.2% in deposits and an increase of $22.0 million or 26.8% in Federal Home Loan Bank (“FHLB”) of Dallas advances. Funds generated from loan repayments, deposits and FHLB advances were utilized to purchase investment securities and interest earning cash equivalents. Stockholders’ equity increased during the six months ended June 30, 2008 due to net income in the amount of $2.1 million resulting from continued profitable operations, partially offset by the payment of quarterly cash dividends in the amount of $1.6 million.

Nonperforming assets amounted to $45.1 million or 5.49% of total assets at June 30, 2008, compared to $43.9 million or 5.54% of total assets at December 31, 2007. At June 30, 2008, nonperforming assets consisted primarily of $21.9 million of nonaccrual loans and $20.4 million in REO. The level of nonaccrual loans and REO is due primarily to single-family speculative construction and land development loans, reflecting the general slowdown in housing and oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market. At June 30, 2008 and December 31, 2007, approximately half of our nonperforming assets were related to these types of loans. The allowance for loan losses amounted to $5.2 million at June 30, 2008 or .88% of total loans and $5.2 million or .80% of total loans at December 31, 2007.

Net interest income, the primary component of net income, decreased from $6.0 million for the three months ended June 30, 2007 to $5.8 million for the three months ended June 30, 2008. Net interest income was $12.2 million for the six months ended June 30, 2007 as compared to $10.9 million for the six months ended June 30, 2008. Net interest margin for the three months and six months ended June 30, 2008 was 3.15% and 2.97%, respectively, compared to 3.19% for each of the same periods in 2007. The decrease in the net interest margin was primarily due to the decrease in loans receivable and an increase in our nonaccrual loans.

The provision for loan losses increased $601,000 to $971,000 for the three month period ended June 30, 2008 compared to $370,000 for the three month period ended June 30, 2007 and increased $167,000 to $2.5 million for the six month period ended June 30, 2008 compared to $2.3 for the six month period ended June 30, 2007. The increases in the provision for loan losses in the three month and six month comparison periods were due primarily to an increase in our loss experience on single family residential loans and land development loans.

Noninterest income increased $1.4 million or 37.5% to $5.3 million for the six month period ended June 30, 2008 compared to $3.8 million for the same period in 2007 primarily due to a $1.2 million increase in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008.

Noninterest expenses increased $187,000 or 3.4% to $5.6 million for the three months ended June 30, 2008 compared to $5.5 million for the same period in 2007 and increased $194,000 or 1.7% to $11.7 million for the six months ended June 30, 2008 compared to $11.5 million for the same period in 2007. The increases in the three and six month comparative periods were mainly due to an increase in REO expense.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 19 full-service branch locations, one stand-alone loan production office, and 30 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS

Cash and cash equivalents	$42,370	$27,387
Investment securities held to maturity	127,864	95,590
Federal Home Loan Bank stock	4,779	4,433
Loans receivable, net of allowances	570,135	601,256
Accrued interest receivable	7,923	9,042
Real estate owned, net	20,429	8,120
Office properties and equipment, net	24,953	24,263
Cash surrender value of life insurance	20,012	20,159
Prepaid expenses and other assets	2,021	1,728
TOTAL ASSETS	$820,486	$791,978

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$638,090	$630,414
Federal Home Loan Bank advances	104,100	82,087
Advance payments by borrowers for taxes and insurance	433	575
Other liabilities	3,599	5,239
Total liabilities	746,222	718,315

TOTAL STOCKHOLDERS’ EQUITY	74,264	73,663
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$820,486	$791,978

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Interest income	$11,467	$13,196	$23,003	$26,421
Interest expense	5,658	7,150	12,129	14,258
Net interest income	5,809	6,046	10,874	12,163
Provision for loan losses	971	370	2,499	2,332
Net interest income after provision for loan losses	4,838	5,676	8,375	9,831
Noninterest income	2,048	1,961	5,253	3,821
Noninterest expenses	5,648	5,461	11,720	11,526
Income before income taxes	1,238	2,176	1,908	2,126
Income tax provision (benefit)	229	642	(188)	433
Net income	$1,009	$1,534	$2,096	$1,693

Earnings Per Share:
Basic	$0.21	$0.32	$0.43	$0.35

Diluted	$0.21	$0.32	$0.43	$0.35

Cash Dividends Declared	$0.16	$0.16	$0.32	$0.32

Selected Operating Data (Quarter Annualized):
Interest rate spread	3.14%	3.12%	2.94%	3.12%
Net interest margin	3.15%	3.19%	2.97%	3.19%
Return on average assets	0.49%	0.74%	0.52%	0.41%
Noninterest expenses to average assets	2.77%	2.65%	2.90%	2.82%
Return on average equity	5.43%	8.19%	5.65%	4.49%